EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (No. 333-168905) and the related Prospectus for the registration of $1.095 billion in shares of common stock and to the incorporation by reference in Post-Effective Amendment No. 7 to the Registration Statement of our report dated March 29, 2013 with respect to the consolidated balance sheet of Strategic Storage Trust, Inc. and Subsidiaries as of December 31, 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year ended December 31, 2012, included in the Annual Report on Form 10-K filed with the SEC on March 29, 2013, as amended on Form 10-K/A filed with the SEC on April 5, 2013, and our report dated October 31, 2012 with respect to the combined statements of revenue and certain operating expenses for the year ended December 31, 2011 of the Stockade Portfolio contained in the Amendment to Current Report on Form 8-K/A filed with the SEC on November 1, 2012.

/s/ CohnReznick LLP

Los Angeles, California

April 8, 2013